================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         CYPRUS AMAX MINERALS COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF CYPRUS AMAX MINERALS COMPANY APPEARS HERE]



                            Notice of Annual Meeting
                                of Shareholders
                            and Proxy Statement for
                          Cyprus Amax Minerals Company

                                 Annual Meeting

                                  May 6, 1999
                                   10:00 a.m.
                          Executive Conference Center
                           at Inverness Business Park
                           IHS Group Building Complex
                                   Building C
                           327 Inverness Drive South
                           Englewood, Colorado 80112

                          Cyprus Amax Minerals Company
                            9100 East Mineral Circle
                           Englewood, Colorado 80112

                  --------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                  --------------------------------------------

   TIME.......................... 10:00 a.m. on Thursday, May 6, 1999

   PLACE......................... Executive Conference Center
                                  at Inverness Business Park
                                  IHS Group Building Complex, Bldg. C
                                  327 Inverness Drive South
                                  Englewood, Colorado 80112

   ITEMS OF BUSINESS.............  (1) electing three directors;

                                   (2) approving the appointment of
                                       PricewaterhouseCoopers LLP as indepen-
                                       dent accountants for 1999;

                                   (3) considering and acting upon a shareholder
                                       proposal regarding an independent nomi-
                                       nating committee of the Board of Direc-
                                       tors; and

                                   (4) transacting such other business as prop-
                                       erly may come before the meeting or any
                                       adjournment thereof.

   RECORD DATE................... Holders of Common Stock of record at the close of business, March 8, 1999, are entitled to
                                  vote at the meeting.

   ANNUAL REPORT................. The Annual Report to Shareholders for the year ended December 31, 1998, which is not a part
                                  of the proxy soliciting material, is enclosed.

   PROXY VOTING.................. It is important that your shares be repre-
                                  sented at the meeting. Whether or not you plan
                                  to attend, please sign, date, and return the
                                  enclosed proxy promptly in order to be sure
                                  that your shares will be voted.

                                  Proxies may be revoked at any time before they are voted at the meeting by written notice to Cyprus Amax Minerals Company, by submitting a properly executed later-dated proxy, or by voting in person at the meeting.

  Philip C. Wolf
  Senior Vice President, General Counsel,
  and Secretary

  March 12, 1999

                               TABLE OF CONTENTS

PROXY STATEMENT............................................................    1

PROPOSALS TO BE VOTED UPON.................................................    2

  Election of Directors....................................................    2

  Approval of the Appointment of PricewaterhouseCoopers LLP as Independent
  Accountants..............................................................    6

  Shareholder Proposal Relating to the Creation of an Independent
  Nominating Committee.....................................................    6

CERTAIN SECURITY OWNERSHIP AND REPORTING...................................    8

  Security Ownership of Directors and Executive Officers...................    8

  Security Ownership of Certain Beneficial Owners..........................    9

  Section 16(a) Beneficial Ownership Reporting Compliance..................    9

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS................................   10

  Board and Committee Membership and Meetings..............................   10

  Board Committee Functions................................................   11

  Director Compensation....................................................   11

  Compensation and Benefits Committee Interlocks and Insider
  Participation............................................................   13

EXECUTIVE COMPENSATION.....................................................   13

  Compensation and Benefits Committee Report...............................   13

  Summary Compensation Table...............................................   18

  Option Grants Table......................................................   19

  Option Exercises and Year-End Value Table................................   19

  Employment Contracts.....................................................   20

  Comparison of Five-Year Cumulative Returns...............................   21

  Pension Plan Table.......................................................   22

REQUIREMENTS FOR SUBMISSION OF SHAREHOLDER PROPOSALS, NOMINATION OF
DIRECTORS, AND OTHER MATTERS...............................................   23

Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, Colorado 80112

-------------------------------------------------------------------------------
                                PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Cyprus Amax Minerals Company ("Cymax" or the "Company"), a Delaware corporation, for the 1999 Annual Meeting of Shareholders to be held on May 6, 1999, and at any meeting following adjournment thereof. This proxy statement, the enclosed form of proxy, and the enclosed Annual Report to Shareholders for the year ended December 31, 1998, are being mailed on or about March 19, 1999, to each shareholder entitled to vote at the meeting.

-------------------------------------------------------------------------------
Proxies

      It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date, and return the enclosed proxy promptly in order to be sure that your shares will be voted.

      Proxies may be revoked at any time before they are voted at the meeting by written notice to the Secretary of the Company, by submitting a properly executed later-dated proxy, or by voting in person at the meeting.

      Properly executed proxies returned at or prior to the meeting, and not revoked, will be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated, the shares represented by the proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3. If any other matters are properly presented at the meeting, the persons named in the proxy will have discretion to vote on those matters.

-------------------------------------------------------------------------------
Shareholders Entitled to Vote

      Holders of Cymax common stock ("Common Stock") of record at the close of business on March 8, 1999, are entitled to notice of and to vote at the meeting.

      On March 12, 1999, there were 90,390,212 shares of Common Stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

      A list of shareholders entitled to vote at the meeting will be available at the Executive Conference Center at Inverness Business Park on May 6, 1999. For ten days prior to the meeting, the list of shareholders will be available during normal business hours at Cymax's offices at 9100 East Mineral Circle, Englewood, Colorado 80112.

-------------------------------------------------------------------------------
Required Vote

      The presence, in person or by proxy, of the holders of not less than one-third of the shares entitled to vote is necessary to constitute a quorum. Assuming a quorum is present, the affirmative vote of at least a majority of the shares of Common Stock represented at the meeting, either in person or by proxy, and entitled to vote is required to approve each of the matters presented to the shareholders. Under the rules of the New York Stock Exchange, brokers holding shares in street name have the authority to vote on certain routine matters when they have not received instructions from the beneficial owners. For non-routine matters, brokers may not exercise their discretion. Therefore, if a broker returns a signed proxy card, those shares are considered present for quorum calculations for all matters, so that a non-vote or abstention on non-routine matters has the effect of a negative vote.

-------------------------------------------------------------------------------

Cost of Proxy Solicitation

     The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers, or employees of the Company in person or by telephone, facsimile transmission, or electronic transmission. Additional solicitation of proxies of brokers, banks, nominees, and institutional investors will be made by Georgeson & Company Inc. at a cost to Cymax of approximately $8,000 plus expenses.

-------------------------------------------------------------------------------
                          PROPOSALS TO BE VOTED UPON

-------------------------------------------------------------------------------
1. Election of Directors

     Cymax's Certificate of Incorporation establishes a classified Board of Directors with three classes of directors. At each Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three-year term. At this annual meeting, three directors are nominated for election to hold office until the Annual Meeting of Shareholders in 2002, or until their successors are elected and duly qualified, or until their earlier death, resignation or retirement.

     The Board of Directors has nominated Linda G. Alvarado, George S. Ansell, and Rockwell A. Schnabel for election to the Board. Each nominee currently is a director of Cymax and was recommended to the Board by the Nominating Committee. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of Ms. Alvarado, Dr. Ansell, and Mr. Schnabel. Should any of these nominees become unavailable for election for any reason now unknown, the shares so represented will be voted for the election of such other person or persons as the Board of Directors may recommend.

     The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, is required to elect each director. Shares represented at the meeting that abstain from voting for a nominee will have the same effect in the tabulation as shares for which authority to vote has been withheld. Shares represented by a proxy that is executed in such a manner as not to withhold authority are deemed to grant authority to vote for the nominees.

     The Board unanimously recommends that the shareholders vote FOR the election of Linda G. Alvarado, George S. Ansell, and Rockwell A. Schnabel as directors of Cymax.

                                   * * * * *

-------------------------------------------------------------------------------

     Set forth below is the principal occupation of, and other information regarding, the nominees.

-------------------------------------------------------------------------------

    [PHOTO OF         Linda G. Alvarado        Director since December 14, 1989
LINDA G. ALVARADO                                          Term expires in 1999
   APPEARS HERE]
                      President and Chief Executive Officer of Alvarado
                      Construction Inc. since 1981; age 47. Director of
                      Engelhard Corporation, Pitney Bowes, Inc., and U.S. West.

-------------------------------------------------------------------------------

   [PHOTO OF          George S. Ansell          Director since December 3, 1987
GEORGE S. ANSELL                                           Term expires in 1999
  APPEARS HERE]
                      President Emeritus of the Colorado School of Mines since
                      August 1998; age 64; President of the Colorado School of
                      Mines from 1984 to August 1998. Director of OEA, Inc.

-------------------------------------------------------------------------------

     [PHOTO OF        Rockwell A. Schnabel     Director since February 11, 1993
ROCKWELL A. SCHNABEL                                       Term expires in 1999
   APPEARS HERE]
                      Co-Chairman of Trident Inc. since 1993; age 62; Formerly
                      Acting Secretary of Commerce and United States Ambassador to the Republic of Finland. Director of CSG Systems Inc.,
                      International Game Technology, and Rezsolutions Inc.

-------------------------------------------------------------------------------
     Other Directors

     Set forth below is the principal occupation of, and other information regarding, other members of the Board.

-------------------------------------------------------------------------------

     [PHOTO OF        William C. Bousquette     Director since December 5, 1991
WILLIAM C. BOUSQUETTE                                      Term expires in 2001
    APPEARS HERE]
                      Independent businessman since 1996; age 62; Senior Vice
                      President and Chief Financial Officer of Texaco Inc. from
                      1995 to 1996; Executive Vice President and Chief
                      Financial Officer of Tandy Corporation from 1994 to 1995;
                      Chief Executive Officer of TE Electronics, a subsidiary of Tandy Corporation, from 1993 to 1994. Director of
                      O'Sullivan Industries Holdings, Inc. and Intertan, Inc.

-------------------------------------------------------------------------------

   [PHOTO OF         Thomas V. Falkie               Director since July 1, 1988
THOMAS V. FALKIE                                           Term expires in 2001
  APPEARS HERE]
                     Chairman of Berwind Natural Resources Corporation since
                     September 1998; age 64; President and Chief Executive
                     Officer of Berwind Natural Resources Corporation from
                     1977 to September 1998. Director of the National Coal
                     Association and the National Mining Association, Chairman of the American Coal Foundation, Chairman of the Board of Governors of the National Mining Hall of Fame and Museum, and a member of the Governing Council of the National
                     Academy of Engineering.

-------------------------------------------------------------------------------
   [PHOTO OF         Ann Maynard Gray          Director since November 15, 1993
ANN MAYNARD GRAY                                           Term expires in 2001
  APPEARS HERE]
                     Former President of Diversified Publishing Group, ABC,
                     Inc.; age 53; President of Diversified Publishing Group,
                     ABC, Inc., from 1991 to 1997. Director of Duke Energy
                     Corporation.

-------------------------------------------------------------------------------
    [PHOTO OF        Theodore M. Solso         Director since November 15, 1993
THEODORE M. SOLSO                                          Term expires in 2001
  APPEARS HERE]
                     President and Chief Operating Officer of Cummins Engine
                     Company, Inc. since 1995; age 52; Various positions with
                     Cummins Engine Company, Inc. since 1971. Director of
                     Cummins Engine Company, Inc., Cummins Engine Foundation,
                     Irwin Financial Corporation, and Otter Creek Golf Course.
                     Member of the Boards of Trustees of DePauw University and Manufacturers Alliance.

-------------------------------------------------------------------------------
  [PHOTO OF          John H. Stookey           Director since November 15, 1993
JOHN H. STOOKEY                                            Term expires in 2000
 APPEARS HERE]
                     Chairman of Suburban Propane Partners since 1996; age 69;
                     Chairman of Quantum Chemical Company, a subsidiary of
                     Hanson PLC, from 1984 to 1995, and President from 1975 to
                     1993; executive officer of Petrolane Incorporated,
                     Petrolane Finance Corporation, and QJV Corp., affiliates
                     of Quantum Chemical Company, from 1989 to 1993. Director
                     of ACX Technologies, Inc. and the United States Trust
                     Company of New York.
-------------------------------------------------------------------------------

   [PHOTO OF         Billie B. Turner           Director since October 22, 1992
BILLIE B. TURNER                                           Term expires in 2000
  APPEARS HERE]
                     Retired Chairman, President, and Chief Executive Officer of IMC Fertilizer Group, Inc.; age 68; Chairman,
                     President, and Chief Executive Officer of IMC Fertilizer
                     Group, Inc. from 1987 until 1994. Director of IMC Global,
                     Inc. and International Minerals and Chemical Corporation
                     (Canada).

--------------------------------------------------------------------------------
  [PHOTO OF          Milton H. Ward                 Director since May 14, 1992
MILTON H. WARD                                             Term expires in 2000
 APPEARS HERE]
                     Chairman, President, and Chief Executive Officer of Cymax since 1992; age 66; Chairman of the Board and Chief
                     Executive Officer of Amax Gold Inc. from 1993 to June
                     1998; formerly Director, President, and Chief Operating
                     Officer of Freeport-McMoRan Inc. Director of the National
                     Mining Association and Kinross Gold Corporation.

-------------------------------------------------------------------------------
     Directors Serving Until the Annual Meeting

     Set forth below is the principal occupation of, and other information regarding, directors who will no longer serve on the Board subsequent to the annual meeting.

-------------------------------------------------------------------------------
 [PHOTO OF           Allen Born                Director since November 15, 1993
 ALLEN BORN                                                Term expires in 1999
APPEARS HERE]
                     Chairman and Chief Executive Officer of Alumax Inc. from
                     1993 to August 1998; age 65; Vice Chairman of the Cymax
                     Board from 1995 to 1996 and Co-Chairman from 1993 to 1995; Chairman of AMAX Inc. from 1988 to 1993 and Chief
                     Executive Officer of AMAX Inc. from 1986 to 1993.
                     Director of AK Steel, INMET Mining Corporation, and the
                     International Primary Aluminum Institute.

                     Not seeking reelection at the annual meeting in May 1999.

-------------------------------------------------------------------------------
    [PHOTO OF        James A. Todd, Jr.         Director since October 22, 1992
JAMES A. TODD, JR.                                         Term expires in 2001
  APPEARS HERE]
                     Retired Chairman and Chief Executive Officer of
                     Birmingham Steel Corporation; age 70; Chairman of
                     Birmingham Steel Corporation from 1991 to 1996 and Chief
                     Executive Officer from 1984 to 1996. Director of the
                     National Mining Association, Kinross Gold Corporation, and Emsource, Inc.

                     Retiring at the annual meeting in May 1999.
-------------------------------------------------------------------------------

2. Approval of the Appointment of PricewaterhouseCoopers LLP as Independent Accountants

      The Audit Committee and the Board of Directors have recommended the appointment of PricewaterhouseCoopers LLP to serve as independent accountants for 1999. PricewaterhouseCoopers LLP has served as Cymax's independent accountants since 1985. Representatives of PricewaterhouseCoopers LLP will attend the annual meeting to answer appropriate questions, and to make a statement if they desire.

      The Board unanimously recommends a vote FOR the approval of PricewaterhouseCoopers LLP's appointment as independent accountants for 1999.

                                   * * * * *

-------------------------------------------------------------------------------
3. Shareholder Proposal Relating to the Creation of an Independent Nominating Committee

      The New York City Employees' Retirement System, which owns 179,766 shares of Common Stock, has informed Cymax that it intends to propose the following resolution at the 1999 annual meeting. The address of the New York City Employees' Retirement System will be furnished upon request. The proposal and supporting statement, for which the Board of Directors and Cymax accept no responsibility, are set forth below.

-------------------------------------------------------------------------------
      Shareholder Proposal

      WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

      WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

      WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

      WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

      WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete,

     NOW THEREFORE, BE IT RESOLVED THAT: the shareholder request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who:
(1) has not been employed by the company or an affiliate in an executive capacity within the last five years; (2) is not a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) is not remunerated by the company for personal services consisting of legal, accounting, investment banking, and management consulting services, whether or not as an employee for a corporation, division, or similar organization that actually provides the personal services, nor an entity from which the company derives more than 50 percent of its gross revenues; (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; and (7) is not part of an interlocking directorate in which the CEO or other executive officers of the corporation serves on the board of another corporation that employs the director.

-------------------------------------------------------------------------------
     Shareholder Statement of Support

     As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

     We urge you to vote FOR this proposal.
                         ---

-------------------------------------------------------------------------------
     Board of Directors Comments

     The Nominating Committee consists of six members, five of whom (including the committee chairman) meet all seven tests for independence proposed by the shareholder resolution. The sixth member is the Chairman and Chief Executive Officer of Cymax. The Nominating Committee and the Board have discussed the proposed shareholder resolution and have concluded not to recommend its adoption. The absence of the Chairman and Chief Executive Officer as a member would diminish the meaningful contribution he gives with respect to the requisite experience and qualifications of candidates for filling vacancies or additions to the Board of Directors. Moreover, the Nominating Committee is, in every practical sense, an independent committee. The independence of the Nominating Committee should be apparent in that the Board consists of 11 non-employee directors, representing diverse backgrounds and strengths, and the Chairman and Chief Executive Officer. This diversity has been achieved by the independent actions of the current Nominating Committee. Nevertheless, in an effort to accommodate the shareholder's concern while continuing to benefit from the involvement of the Chairman and Chief Executive Officer, the Nominating Committee has determined to retain his presence on the committee as a non-voting member. The Nominating Committee also has adopted a policy that requires the unanimous vote of the committee for approval of new directors.

     The Board unanimously recommends a vote AGAINST the foregoing proposal.

                                   * * * * *

-------------------------------------------------------------------------------

                   CERTAIN SECURITY OWNERSHIP AND REPORTING

-------------------------------------------------------------------------------
Security Ownership of Directors and Executive Officers

      The following table sets forth the beneficial ownership of Common Stock as of March 12, 1999, by (a) each director, (b) the Chief Executive Officer,
(c) the next four highest compensated officers other than the Chief Executive Officer (the "Named Executives"), and (d) all directors and executive officers as a group. Unless otherwise specified, the directors and executive officers have sole voting and investment power with respect to these securities. Cymax currently has $4.00 Series A Convertible Preferred Stock issued and outstanding, none of which is beneficially owned by directors or executive officers.

                                        Number of Shares of Common Stock
                                       ---------------------------------------
                                       Beneficially     Deferral
                 Name                    Owned(1)        Plan(2)     Total
-------------------------------------- --------------   ---------- -----------
             (a) and (b)
Milton H. Ward........................    1,830,239             0    1,830,239
                 (a)
Linda G. Alvarado.....................        7,815         4,827       12,642
George S. Ansell......................        6,875(3)      7,057       13,932
Allen Born............................       26,148        23,917       50,065
William C. Bousquette.................        6,500        28,044       34,544
Thomas V. Falkie......................       10,000         7,931       17,931
Ann Maynard Gray......................        5,650         4,477       10,127
Rockwell A. Schnabel..................       28,000        25,429       53,429
Theodore M. Solso.....................        6,000        22,165       28,165
John H. Stookey.......................        6,000         3,533        9,533
James A. Todd, Jr.....................        8,000        30,634       38,634
Billie B. Turner......................        7,500        12,182       19,682
                 (c)
Gerald J. Malys.......................      377,202(3)          0      377,202
Jeffrey G. Clevenger..................      289,847(3)          0      289,847
Garold R. Spindler....................      198,531             0      198,531
Philip C. Wolf........................      243,291             0      243,291
                 (d)
All directors and executive officers
 as a group (20 persons)..............    3,538,150(3)    170,196    3,708,346

------------------

(1) All directors and executive officers as a group (20 persons) beneficially own 3.9%, and Mr. Ward beneficially owns 2%, of the outstanding Common Stock. No other individual director or Named Executive beneficially owns 1% or more of the outstanding Common Stock.
(2) Units denominated as Common Stock equivalents held in the Deferred Compensation Plan for Non-Employee Directors. See page 12 for a description of the plan. All of the 11 non-employee directors have elected to participate in the plan during 1999. The units are rounded to the nearest whole share.
(3) Dr. Ansell shares voting power with respect to 375 shares; Mr. Clevenger shares voting power with respect to 15,986 shares; and Mr. Malys shares voting power with respect to 20,000 shares. The total for all directors and executive officers as a group includes 600 shares for which an executive officer disclaims beneficial ownership.

The shares shown in the above table include:

Shares which certain persons have the rights to acquire within 60 days through the exercise of stock options issued under the Stock Plan for Non-Employee Directors. These shares include 3,000 shares for each of Mses. Alvarado and Gray, Drs. Ansell and Falkie, and Messrs. Born, Bousquette, Schnabel, Solso, Stookey, Todd, and Turner.

Shares which certain persons have the rights to acquire within 60 days through the exercise of stock options issued under the Management Incentive Program. These shares include 1,297,921 for Mr. Ward; 228,976 for Mr. Malys; 150,700 for Mr. Clevenger; 111,400 for Mr. Spindler; and 158,456 for Mr. Wolf. The stock options exercisable under this program and the Stock Plan for Non-Employee Directors total 2,250,849 for all directors and executive officers as a group.

Shares of restricted stock acquired through the Management Incentive Program and the Key Executive Long-Term Incentive Plan. These shares include 350,000 for Mr. Ward; 120,475 for Mr. Malys; 109,710 for Mr. Clevenger; 81,400 for Mr. Spindler; 73,985 for Mr. Wolf; and 901,630 for all directors and executive officers as a group. The holders of restricted shares have the power to vote these shares and receive dividends but do not have investment power until the shares vest.

Shares acquired through the employee savings plan for which the trustee has shared voting and investment power. These shares include 2,598 for Mr. Ward; 5,917 for Mr. Malys; 3,980 for Mr. Clevenger; 731 for Mr. Spindler; 10,850 for Mr. Wolf; and 33,727 for all executive officers as a group. The shares reported are rounded to the nearest whole share.

-------------------------------------------------------------------------------
Security Ownership of Certain Beneficial Owners

      The following table sets forth, as of March 12, 1999, Common Stock held by the only person known to Cymax to have beneficial ownership of more than 5% of its Common Stock:

                                                           Number of    Percent
            Name and Address of Beneficial Owner            Shares      of Class
            ------------------------------------           ---------    --------
   Trimark Investment Management Inc., as Manager and
   Trustee of certain mutual funds
   One First Canadian Place, Suite 5600
   P.O. Box 487
   Toronto ON M5X 1E5, Canada............................. 9,355,200(1)   10.3%

------------------

(1) Trimark Financial Corporation, owner of 100% of the voting equity securities of Trimark Investment Management Inc., may be deemed to be a beneficial owner of the shares.

-------------------------------------------------------------------------------
Section 16(a) Beneficial Ownership Reporting Compliance

      Based upon copies of filings furnished to the Company and upon statements furnished by known insiders that no filings were required pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that during 1998, all filings of its officers, directors, and 10% beneficial owners timely complied with Section 16(a) reporting requirements.

-------------------------------------------------------------------------------

                  CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

      Pursuant to the General Corporation Law of Delaware, as implemented by the Company's Certificate of Incorporation and by-laws, the Company's business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing materials provided to them, and by participating in Board and committee meetings.

-------------------------------------------------------------------------------
Board and Committee Membership and Meetings

      During 1998, the Board of Directors held ten meetings and had five ongoing committees: an Executive Committee, an Audit Committee, a Compensation and Benefits Committee, an Employee Funds Investment Committee, and a Nominating Committee. During the year, all of the directors except Mr. Born attended 88% or more of the Board meetings and the meetings of the Board committees on which they served. Mr. Born attended less than 75% of the meetings.

-------------------------------------------------------------------------------

                                               Compensation Employee Funds
          Name           Board Executive Audit and Benefits   Investment   Nominating
          ----           ----- --------- ----- ------------ -------------- ----------
Milton H. Ward..........    X*      X*                                          X
Linda G. Alvarado.......    X       X                              X
George S. Ansell........    X       X                X             X*
Allen Born..............    X       X                                           X
William C. Bousquette...    X       X       X*                     X
Thomas V. Falkie........    X                        X             X            X
Ann Maynard Gray........    X               X        X
Rockwell A. Schnabel....    X               X                                   X
Theodore M. Solso.......    X               X        X
John H. Stookey.........    X               X                                   X
James A. Todd, Jr.......    X       X                                           X*
Billie B. Turner........    X                        X*            X

1998 Meetings...........   10       2       3        7             2            3

------------------
*Chair

-------------------------------------------------------------------------------

Board Committee Functions

-------------------------------------------------------------------------------
      Executive Committee

      The Executive Committee has and may exercise all of the powers of the Board when the Board is not in session but may not take any action that legally may be taken only by the Board. The committee also functions as a Growth and Strategic Planning Subcommittee to review the strategic direction of the Company.

-------------------------------------------------------------------------------
      Audit Committee

      The Audit Committee reviews audit examinations and annual financial reports and statements, as well as internal controls and results of internal auditing activities. It reviews in advance the engagement or discharge of independent accountants, the scope of their work, and the fees for all services provided. None of its members are officers or employees of the Company.

-------------------------------------------------------------------------------
      Compensation and Benefits Committee

      The Compensation and Benefits Committee oversees benefit plans and annual performance and merit increase budgets. The committee also administers the Management Incentive Program, which includes stock option and restricted stock provisions, and the Key Executive Long-Term Incentive Plan. It approves bonus pools and officer bonuses granted under the Annual Incentive Plan. None of its members are officers or employees of the Company.

-------------------------------------------------------------------------------
      Employee Funds Investment Committee

      The Employee Funds Investment Committee reviews the investment and performance of benefit plan trust funds and the selection and performance of benefit plan trust fund managers. It also oversees the funding arrangements and investment performances of salaried and hourly pension plans. None of its members are officers or employees of the Company.

-------------------------------------------------------------------------------
      Nominating Committee

      The Nominating Committee reviews and makes recommendations concerning the qualifications of individuals for election to the Board and recommends appointments to all Board committees. The committee also reviews the performance of Board members annually and determines whether to recommend for re-nomination those whose terms are expiring. In addition, the committee reviews and approves the acceptance of directorships and trusteeships offered to senior officers of Cymax or its subsidiaries by other public corporations, banks, or educational institutions. The committee does not consider individuals nominated by shareholders for election to the Board.

-------------------------------------------------------------------------------
Director Compensation

-------------------------------------------------------------------------------
      Annual Retainer Fees

      Each January, non-employee directors receive an annual retainer of 2,000 shares of Common Stock.

-------------------------------------------------------------------------------
      Meeting Fees

      Non-employee directors also receive a fee of $1,000 for attending each Board meeting, each committee meeting, and each other meeting they are requested by the Company to attend. In addition, for each committee meeting at which such person chairs, the chair of the Nominating Committee receives an additional $250, the chair of the Employee Funds Investment Committee receives an additional $500, and the chairs of the Audit Committee and the Compensation and Benefits Committee each receive an additional $5,000 per year or $500 per meeting, whichever is greater. All directors are reimbursed for expenses incurred in attending Board and committee meetings.

-------------------------------------------------------------------------------
      Deferred Compensation Plan for Non-Employee Directors

      The deferred compensation plan permits non-employee directors to defer all or a portion of their annual retainers and meeting fees, whether paid in cash or shares of Common Stock. Participants elect to have their deferred compensation credited with hypothetical dividends based on a right to receive shares of Common Stock at the closing market price on the New York Stock Exchange on the date such participant would have received such compensation had a deferral election not then been in effect ("phantom stock"), or with hypothetical earnings based on a right to receive the cash value of an investment of a participant's deferred compensation into a specific investment fund. Compensation paid in shares of Common Stock is credited solely with hypothetical dividends based on phantom stock. Distributions will be made to participants upon termination of their directorship or thereafter.

      The deferred compensation plan also contains the present value of the benefits previously accrued under the Retirement Plan for Non-Employee Directors before its merger with the deferred compensation plan on June 30, 1998.

-------------------------------------------------------------------------------
      Stock Plan for Non-Employee Directors

      On the first business day of each January, each non-employee director is granted an option to purchase 2,000 shares of Common Stock at not less than 100% of the fair market value on the date of the grant. Each stock option granted expires no later than ten years after the date of grant. Before the stock option becomes vested and exercisable, a director may be required to complete a period of service as a member of the Board following the date of the grant.

      Each non-employee director also is awarded an annual retainer of 2,000 shares of Common Stock (see page 11). In addition, an individual who is elected or appointed to be a director for the first time on or after April 1, 1998, will receive a one-time award of 12,500 shares of restricted stock. The restrictions will lapse in 20% increments over a 5-year period from the award date. The restrictions also lapse if the director terminates from the Board because of death, disability, or retirement, or if there is a change of control, as defined in the stock plan. The director will be entitled to receive dividends attributed to the shares of restricted stock and to vote such shares.

-------------------------------------------------------------------------------
      Stock Ownership Policy

      In 1998, the Board of Directors revised its stock ownership policy. Under the revised policy, directors are required to own, and to continue to own while a member of the Board, at least 6,000 shares of Common Stock by the later of January 1, 2004, or the 5th anniversary of the date such director became a member of the Board. Phantom stock credited to directors' accounts under the Deferred Compensation Plan for Non-Employee Directors will be considered for purposes of determining whether the ownership goals have been attained.

-------------------------------------------------------------------------------
      Retirement Policy

      The Board of Directors has a retirement policy establishing a retirement age of 70 for non-employee directors and 65 for employee directors. Case-by-case exceptions may be made for employee directors pursuant to the terms of the Retirement Plan for Salaried Employees. Such an exception was made for Mr. Ward in 1996 by approving an employment contract that expires after he attains age 65. The policy further provides that non-employee directors shall not be nominated, appointed, or elected to serve for a term commencing after attaining retirement age, unless the retirement of any such director would cause the total number of non-employee directors to be eight or less. In that case, any such director who reaches retirement age at the date of any annual meeting may continue to serve beyond retirement age or may be nominated and elected to another three-year term. Directors who reach retirement age while serving terms as directors may continue to serve until the first annual meeting following their attaining retirement age.

-------------------------------------------------------------------------------
      Retirement Plan for Non-Employee Directors

      Effective June 30, 1998, the retirement plan was eliminated by merging it with, and the present value of the liability of benefits accrued were transferred to, the Deferred Compensation Plan for Non-Employee Directors.

-------------------------------------------------------------------------------
Compensation and Benefits Committee Interlocks and Insider Participation

      During 1998, Billie B. Turner, George S. Ansell, Thomas V. Falkie, Ann Maynard Gray, Theodore M. Solso, and James A. Todd, Jr. served on the Compensation and Benefits Committee for all or part of the year. None of these committee members is or was an officer or employee of the Company or any of its subsidiaries or engaged in any reportable related party transaction with the Company.

-------------------------------------------------------------------------------

                            EXECUTIVE COMPENSATION

-------------------------------------------------------------------------------
Compensation and Benefits Committee Report

      The following report reflects the compensation philosophy and pay determinations for the Chief Executive Officer and other executive officers made by the Compensation and Benefits Committee for 1998.

-------------------------------------------------------------------------------
      Compensation Philosophy and Methodology

      The Company's executive compensation program was adopted by the Compensation and Benefits Committee in 1996. The program's overall objectives are to attract and retain the best executive talent, to focus executive behavior on achieving the Company's annual and long-term business objectives, to link executive and shareholder interest through equity-based plans, and to provide a compensation package that rewards financial and individual performance.

      The Company retains a compensation consultant to review annually and advise the Compensation and Benefits Committee on the Company's executive compensation program. The consultant's review provides an ongoing evaluation of the link between the Company's performance and its executive compensation program as compared with the performance and executive compensation programs of other companies that compete with the Company for executive talent. These competitors include some of the same companies represented in the Cumulative Shareholder Return graph on page 21, as well as other companies similar in size to the Company.

      For 1998, the Company's compensation strategy for the key executive group, other than the Chief Executive Officer, provided total compensation (including salary, bonus, stock options, and performance-based restricted stock with deferred cash incentive awards) that was targeted between the 50th percentile and the 75th percentile of the compensation packages of comparable companies. These targets were designed to provide meaningful rewards for superior performance.

      In assessing the performance of the Chief Executive Officer and determining his 1998 compensation, as well as reviewing and approving the Chief Executive Officer's recommendations for the 1998 performance of other senior management, the Compensation and Benefits Committee considered:

  1. the individual performance of the Chief Executive Officer and other senior management;

  2. the level of responsibility and contribution of those individuals to the Company's performance;

  3. the Company's performance based on both annual and long-term business goals and strategies; and

  4. the need to attract and retain key personnel by providing total compensation opportunities that are competitive.

      The Compensation and Benefits Committee determines the appropriate compensation package for each senior executive in light of the foregoing considerations, not based on a rigid formula or specific weightings.

-------------------------------------------------------------------------------
      Compensation Components

      As discussed in greater detail below, the executive compensation program consists of three components:

  1. base salary;

  2. annual bonus; and

  3. long-term incentive compensation.

      The total annual cash compensation paid to senior management, excluding the Chief Executive Officer, is targeted in the upper quartile of the Company's competitors and thus combines current above average bonus opportunities with fully competitive base salaries.

-------------------------------------------------------------------------------
      Base Salary

      The base salaries for senior management, excluding the Chief Executive Officer, are generally targeted to range between the median and 75th percentile of the Company's competitors.

-------------------------------------------------------------------------------
      Annual Bonuses

      Under the Annual Incentive Plan, the bonus awards made to the Named Executives and other senior management as a group are granted from an annually-determined incentive pool. The incentive bonus pool equals 1.5% of Income Before Income Taxes and Minority Interest (reflected in the Company's Consolidated Statement of Operations in its Annual Report), as adjusted for special items. The Compensation and Benefits Committee reviews the Company's objectives and the executives' objectives, which are presented by the Chief Executive Officer, at the beginning of the year. At the end of the year, the Compensation and Benefits Committee grants awards to the executives based on Company, business unit, and individual performance compared to established objectives, as well as recommendations of the Chief Executive Officer. For the Named Executives, the awards are limited to a fixed share of the pool and may be reduced but not increased at the discretion of the Compensation and Benefits Committee. For 1998 performance payout consideration, the Compensation and Benefits Committee utilized a portion of the earned bonus pool funds from previous years that had not been paid out.

-------------------------------------------------------------------------------

      Long-Term Incentive Compensation

      The Company's long-term incentive program provides incentives to the Company's executive officers and key employees through a combination of stock options, restricted stock, and performance-based restricted stock. The program has the following components:


  1. Management Incentive Program: Grants of stock options and restricted stock under the management incentive program are designed to link the interests of key employees (217 in 1998) with those of the shareholders.

     Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and vest at such time as determined by the Compensation and Benefits Committee when the grant is made. Grants of stock options promote the creation of shareholder value since no benefit is realized unless stock price appreciation occurs.

     No shares of restricted stock may be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions lapse. Restrictions lapse for 25% of the shares on each anniversary of the date of award, subject to continued employment with the Company. Restrictions automatically lapse in whole upon retirement, death or total disability, or upon a change of control of the Company (as such terms are defined in the management incentive program).

  2. Key Executive Long-Term Incentive Plan: The long-term incentive plan provides for awards of restricted stock to enhance the long-term performance of the Company by rewarding executives for the sustained creation of incremental value for shareholders and to attract and retain high quality management talent. As with the Management Incentive Program, shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions lapse. The restrictions lapse in whole on the tenth anniversary of the award date, subject to continued employment with the Company, or sooner, in whole or in part, upon the achievement of certain Company performance-based criteria which are specified in the long-term incentive plan. Restrictions automatically lapse in whole upon retirement, death, disability or involuntary termination of service without cause, or upon a change of control of the Company (as such terms are defined in the long-term incentive plan).

      In 1998, the Compensation and Benefits Committee awarded stock options and restricted stock to individuals based on an assessment of competitive market data and the pay strategy adopted in 1996, and based upon recommendations of the Chief Executive Officer, as well as the Compensation and Benefits Committee's assessment of individual and, if applicable, business unit performance.

-------------------------------------------------------------------------------
      Stock Ownership Requirements

      Cymax policy, adopted in 1995, requires that the Company's Chief Executive Officer own Common Stock with a value equal to five times his annual base salary and that the Named Executives own Common Stock with a value equal to three times their respective base salaries. The required stock ownership levels must be achieved within five years.

-------------------------------------------------------------------------------
      Compensation of Chairman, President, and Chief Executive Officer

      During 1998, under the direction of Milton H. Ward, the Company achieved record low operating costs and continued to reduce debt. Efforts such as Quest 21, the continuous improvement process program implemented in 1997, and its Coal Management Planning Process have been key factors in helping the Company achieve cost savings and productivity improvements of approximately $150 million. Also, the Company reduced debt and obligations by nearly $1 billion. Highlighted below are several significant accomplishments achieved by the Company under Mr. Ward's leadership during 1998.

      Metals. Despite significant business challenges presented by the commodity markets, record low copper cash costs of 56c per pound were achieved during the year. Over the last 2 years, the Company has been able to achieve reductions in its copper cash costs of over 20%. Numerous records for productivity and low costs were achieved at most operations in 1998.

      Coal. The Company's coal division achieved its primary objective by generating $195 million of cash flow during 1998. Improvements were made in efficiencies, cost control, supplier alliances, and inventory management. These efforts allowed the Company to increase productivity by approximately 14% during 1998 and lower costs at most of its operations.

      Other. Corporate expenses were reduced $21 million, or 35%; and gross interest expenses were reduced $40 million, or 19%.

      Transactions. The Company engaged in three significant strategic transactions during 1998 thereby allowing it to reduce debt, continue to strengthen its financial position, and support growth opportunities in the Company's core businesses.

  1. In June, Amax Gold Inc. combined with Kinross Gold Corporation. The Company held 59% of the stock of Amax Gold Inc. Following the combination, the Company held 31% of Kinross Gold Corporation stock and reduced its interest expense by approximately $28 million per year and eliminated approximately $500 million in long-term obligations.

  2. In late June, the Company successfully completed the sale of 11 Appalachian and Midwestern coal properties, for approximately $300 million in value.

  3. In October, the Company successfully sold its lithium operations for $305 million.

      A substantial portion of Mr. Ward's compensation is determined pursuant to the terms of his 1996 employment contract with the Company. The contract primarily serves to reward Mr. Ward for his accomplishments and encourage him to implement strategies that enable the ongoing success of the Company. It has been designed to connect Mr. Ward's future financial rewards with the creation of shareholder value. For a description of this contract and Mr. Ward's other employment contracts, see page 20.

      The Compensation and Benefits Committee has reviewed the Company's performance for 1998 and Mr. Ward's leadership role in attaining the achievements highlighted above, as well as the other criteria described in the compensation philosophy and methodology section on page 13, and has determined that the compensation awarded to Mr. Ward in 1998 was appropriate.

-------------------------------------------------------------------------------
      Employee Remuneration in Excess of $1 Million

      Under Section 162(m) of the Internal Revenue Code, federal income tax deductions taken by publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million in any year. The deduction limit does not apply to payments which qualify as "performance based." To qualify as "performance based," compensation payments must be made from a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the committee must certify that the performance goals were achieved before payments can be awarded. In order to qualify future payments under the Annual

Incentive Plan as "performance based," the Company obtained shareholder approval of the Annual Incentive Plan in May 1996.

      The Compensation and Benefits Committee generally intends to administer the Company's compensation programs so that the total compensation paid to any employee will not exceed $1 million in any year, except for compensation payments in excess of $1 million which qualify as "performance-based compensation" or which are exempt for other reasons. In 1998, the Company paid Mr. Ward total compensation in excess of $1 million in recognition of the Company's outstanding performance under his leadership. If the objectives of its executive compensation program so require, the Company may pay compensation in excess of $1 million to its other executives. Any compensation in excess of $1 million would not be deductible.

                                          Billie B. Turner, Chairman
                                          George S. Ansell
                                          Thomas V. Falkie
                                          Ann Maynard Gray
                                          Theodore M. Solso

-------------------------------------------------------------------------------

Compensation Tables

      The following tables set forth information for the years indicated concerning the compensation of the Chairman, President, and Chief Executive Officer and each of the Named Executives.

-------------------------------------------------------------------------------
                          SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                               Annual Compensation               Compensation Awards
                                      ---------------------------------------- ------------------------
                                                                                Restricted  Securities
        Name and                                                Other Annual      Stock     Underlying       All Other
   Principal Position            Year Salary ($)    Bonus ($) Compensation ($) Award ($)(1) Options (#) Compensation ($)(2)
   ------------------            ---- ----------    --------- ---------------- ------------ ----------- -------------------
Milton H. Ward                   1998 1,133,524(3)    975,000      10,001(4)    1,456,275      425,000         3,305
Chairman, President, and         1997   840,410(3)  1,300,000      21,232(4)    1,168,750      100,000         3,828
Chief Executive Officer          1996   708,000(3)  1,200,000       2,312(4)    1,321,875    1,150,000         3,879

Gerald J. Malys                  1998   395,000       162,938       2,873(4)      482,543      126,250         3,316
Senior Vice President and        1997   370,000       230,000       1,355(4)      331,925       42,600         3,796
Chief Financial Officer          1996   340,000       200,000      29,957(4)      375,413       42,700         3,851

Jeffrey G. Clevenger             1998   390,000       160,875         --          436,886      127,500         3,316
Executive                        1997   330,000       215,000      16,006(4)      268,813       34,600         3,791
Vice President                   1996   310,000       185,000         257(4)      317,250       40,000         3,848

Garold R. Spindler               1998   390,000       160,875         --          405,761      122,500         3,368
Executive                        1997   312,000       170,000         719(4)      259,463       33,500         3,952
Vice President                   1996   300,000       120,000       1,055(4)      222,075       27,900         3,842

Philip C. Wolf                   1998   300,000       123,750         --          294,710       81,750         3,487
Senior Vice President,           1997   275,000       165,000           0         198,688       25,400         3,809
General Counsel, and Secretary   1996   260,000       150,000       1,854(4)      245,869       25,100         3,871

------------------
(1) Restricted stock awards were made to Mr. Ward in January 1998 and October 1998 and to the Named Executive in January 1998 and August 1998. Amounts shown in the table reflect the fair market value of the stock on the date of the award. The actual value an executive may realize will depend upon the amount of the stock on which restrictions lapse and the value realized, which may be greater or less than this amount. The aggregate restricted holdings of the Chief Executive Officer and the Named Executives was 589,820 shares with a fair market value of $5,898,200 based on the closing price of Common Stock of $10.00 per share on December 31, 1998. Such holdings include $3,000,000 (300,000 shares) for Mr. Ward; $934,750 (93,475 shares) for Mr. Malys; $827,100 (82,710 shares) for Mr.
    Clevenger; $556,500 (55,650 shares) for Mr. Spindler; and $579,850 (57,985 shares) for Mr. Wolf. The awards made in 1996, 1997, and January 1998 were made under the Key Executive Long-Term Incentive Plan (see page 15). The awards made in August and October 1998 were made under the Management Incentive Program (see page 15). Regular dividends are paid on all restricted stock awards.
(2) The amounts shown are the employer contributions to the employee savings plan. For 1998, the maximum recognizable compensation for purposes of calculating employer contributions was $160,000 per employee based on Internal Revenue Service regulations.
(3) Does not include $166,476 reimbursed to Cymax by Amax Gold Inc. for Mr. Ward's salary and benefits for services he provided to Amax Gold Inc. during 1998, $309,590 reimbursed during 1997, or $292,000 reimbursed during 1996.
(4) Gross up tax payment for certain benefits received by officers.

-------------------------------------------------------------------------------

                             Option Grants in 1998

                                                 Individual Grants
                      -----------------------------------------------------------------------
                        Number of
                        Securities   % of Total
                        Underlying    Options   Exercise or                   Grant Date
                         Options     Granted to Base Price     Expiration      Present
        Name          Granted (#)(1) Employees   ($/Share)        Date       Value ($)(2)
        ----          -------------- ---------- ----------- ---------------- ------------
Milton H. Ward           225,000       11.61       13.563   October 21, 2008   489,375
                         200,000       10.32      15.5625    January 2, 2008   580,560
Gerald J. Malys           71,250        3.68       11.469    August 20, 2008   125,557
                          55,000        2.84      15.5625    January 2, 2008   159,654
Jeffrey G. Clevenger      82,500        4.26       11.469    August 20, 2008   145,382
                          45,000        2.32      15.5625    January 2, 2008   130,626
Garold R. Spindler        82,500        4.26       11.469    August 20, 2008   145,382
                          40,000        2.06      15.5625    January 2, 2008   116,112
Philip C. Wolf            48,750        2.52       11.469    August 20, 2008    85,907
                          33,000        1.70      15.5625    January 2, 2008    95,792

------------------
(1) The exercise price for each grant is equal to 100% of the fair market value of Common Stock on the grant date. The stock options expire ten years after the grant date.
(2) The Black-Scholes option pricing model was used to estimate the grant date present value of the stock options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing stock options. All stock option models, including the Black-Scholes model, require a prediction about the future movement of the market price of Common Stock. The following assumptions were made for purposes of calculating the Grant Date Present Value: For the stock options granted January 2, 1998, a stock option term of 10 years, volatility at 30%, dividend yield (for January 2, 1998, at 5.14%, for August 20, 1998, at 6.98%, and for October 21, 1998, at 5.9%), and
    interest rate for January 2, 1998, at 5.629%, for August 20, 1998, at 5.368%, and for October 21, 1998, at 4.349%. The real value of the stock options in this table depends upon the actual performance of Common Stock during the applicable period.

-------------------------------------------------------------------------------
                      Aggregated Option Exercises in 1998
                              and Year-End Values

                                                       Number of Securities  Value of Unexercised
                                                      Underlying Unexercised     In-the-Money
                                                            Options at            Options at
                                                           Year-End (#)          Year-End ($)
                      Shares Acquired on    Value          Exercisable/          Exercisable/
        Name             Exercise (#)    Realized ($)     Unexercisable        Unexercisable(1)
        ----          ------------------ ------------ ---------------------- --------------------
Milton H. Ward                 0               0      1,147,921 / 1,141,667         0 / 0
Gerald J. Malys                0               0          180,176 / 147,550         0 / 0
Jeffrey G. Clevenger           0               0          110,900 / 144,800         0 / 0
Garold R. Spindler             0               0           74,650 / 139,250         0 / 0
Philip C. Wolf                 0               0           129,256 / 94,450         0 / 0

------------------
(1) Amounts shown in this column represent the fair market value (average of the high and low) of the underlying Common Stock at year end minus the exercise price. The actual value, if any, realized upon exercise may vary depending upon the amount by which the market price of Common Stock exceeds the exercise price when the stock options are exercised.

-------------------------------------------------------------------------------

Employment Contracts

      Cymax entered into an employment contract with Milton H. Ward effective January 1, 1996. The contract, which will expire on December 31, 2000, establishes a base salary and provides for a target cash bonus with actual payment determined by the Board. The bonus payment is subject to the limitation of the Annual Incentive Plan. The contract also provides that Mr. Ward is eligible to participate in employee benefit programs as well as supplemental retirement benefits and stock plans. Mr. Ward agreed to fulfill his assigned duties and to avoid activities adverse to Cymax's interests both during and after the contract term. Cymax has the right to terminate the employment contract upon 30 days' notice. If employment were terminated other than due to breach of covenant (or retirement or resignation in certain circumstances), Mr. Ward would be entitled to a lump sum payment equal to his salary and bonus for the remainder of the contract period plus the actuarial equivalent of supplemental retirement benefits and welfare benefits for retirees. If permitted by applicable laws and plan provisions, Mr. Ward could be entitled to receive the value of any previously awarded restricted shares and a five-year period to exercise previously granted stock options.

      In November 1993, Cymax entered into agreements with Gerald J. Malys, Jeffrey G. Clevenger, and Philip C. Wolf. Stock options were granted pursuant to the agreements, along with restricted stock which was fully vested in 1998. In October 1998, Cymax entered into a similar agreement with Garold R. Spindler. Pursuant to these agreements, in certain circumstances each Named Executive would be entitled to a lump sum termination payment equal to the accrued benefit under the retirement plans sponsored by the Company. Such benefits would be calculated as if the executive had continued employment with Cymax until the date he would first have been eligible to receive an immediately payable retirement benefit (but for no less than an 18 month period). The executive also could be eligible for retirement welfare benefits.

      Cymax also has change of control employment agreements with Milton H. Ward, Gerald J. Malys, Jeffrey G. Clevenger, Garold R. Spindler, and Philip C. Wolf. These employment agreements become effective upon a Change of Control (as defined therein). If the executive is terminated other than for Cause or if the executive terminates employment under circumstances which constitute Good Reason (as such terms are defined in the employment agreements) or for any reason during the 30-day period following the first anniversary of the Change of Control, the executive will become entitled to a specific severance payment equal to 3 times his yearly salary and bonus. The executives also will receive an additional payment to make them whole for any excise tax imposed by
Section 4999 of the Internal Revenue Code.

      Gerald J. Malys, Jeffrey G. Clevenger, Garold R. Spindler and Philip C. Wolf are covered under the Company's Executive Officer Separation Policy. If any Named Executive's employment is terminated under circumstances described in the policy, he is entitled to separation benefits equal to one year of his base salary plus target annual bonus. He also would be eligible for a pro rata bonus for the year of termination at the discretion of the Compensation and Benefits Committee, for outplacement services, and for medical and life insurance benefits. The policy also provides for non-duplication of benefits. Because of this, the Named Executives are not expected to receive medical and life insurance benefits under this policy.

-------------------------------------------------------------------------------

Cumulative Shareholder Return

      The graph below shows a five-year comparison of cumulative total shareholder returns for Common Stock, the S&P 500 Index, and the Company's peer index. The returns of the companies in the peer index are weighted based on their stock market capitalization as of the beginning of the period. Cumulative total shareholder return (on an assumed initial investment of $100 as of December 31, 1993), as determined at the end of each year, reflects the change in stock price, assuming the reinvestment of dividends.

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG CYMAX, PEER INDEX AND S&P 500 INDEX

---------------------------------
           Peer Index
       ------------------
  Asarco Incorporated
  Arch Coal, Inc.
  Cleveland-Cliffs Inc.
  Cominco Ltd.
  Echo Bay Mines Ltd.
  Freeport-McMoRan Copper &
       Gold Inc.
  Inco Limited
  Noranda Inc.
  Phelps Dodge Corporation
---------------------------------

Measurement Period                                          S&P
(Fiscal Year Covered)          CYMAX       PEER INDEX    500 INDEX
-------------------         -----------    ----------    ---------
Measurement Pt-
      1993                   100            100           100
FYE   1994                   112.1          110           101.3
FYE   1995                   111.9          123.1         139.3
FYE   1996                    96.3          126.6         171.5
FYE   1997                    91.6          116.5         228.6
FYE   1998                    51.3           83.1         261.5

-------------------------------------------------------------------------------
Retirement Plans

      The Retirement Plan for Salaried Employees covers executives and most other salaried employees. The amount of annuity an employee will receive upon retirement on a single-life basis is determined under the formula set forth below. Upon retirement, a married employee receives a reduced annuity payment that continues after death to cover the surviving spouse, unless the employee and the spouse elect one of the alternate options of equivalent actuarial value.

      If an employee retires on the normal retirement date (generally, the later of age 65 or the 5th anniversary of the date participation commenced), the annual benefit payable from the retirement plan will be the sum of: (1) 1.7% of average annual earnings (base salary plus bonus) received by the employee for service during each year after 1998, plus (2) 1.7% of the employee's average annual earnings from 1994 through 1998 multiplied by the employee's number of pre-1999 years of service recognized by Cymax for retirement plan benefit accrual purposes, less (3) 1.1% of the Social Security offset multiplied by the total years of service as of December 31, 1998, and certain other offsets, not to exceed 35 years recognized for Cymax plan purposes.

      The estimated annual benefits payable upon retirement at normal retirement age are $232,568 for Milton H. Ward; $223,913 for Gerald J. Malys; $200,615 for Jeffrey G. Clevenger; $159,679 for Garold R. Spindler; and $218,262 for Philip C. Wolf. These estimates are based on actual covered pay for 1994 through 1998 and 1998 base salary and bonus for years after 1998. The estimates do not reflect the impact of future salary increases.

      The 5-year period 1994 through 1998 currently used in the benefit formula described above may be rolled forward by the Board of Directors. The table below provides information on retirement benefits (subject to reduction by a percentage of Social Security benefits), assuming that the formula is applied to average annual remuneration during the five years prior to retirement:

-------------------------------------------------------------------------------
                              PENSION PLAN TABLE

 Assumed
  5-Year
 Average                          Years of Benefit Service
  Annual    ---------------------------------------------------------------------
 Earnings   5 Years  10 Years 15 Years 20 Years   25 Years   30 Years   35 Years
----------  -------  -------- -------- --------- ---------- ---------- ----------
$  375,000  $ 31,875 $ 63,750 $ 95,625 $ 127,500 $  159,375 $  191,250 $  223,125
   475,000    40,375   80,750  121,125   161,500    201,875    242,250    282,625
   575,000    48,875   97,750  146,625   195,500    244,375    293,250    342,125
   775,000    65,875  131,750  197,625   263,500    329,375    395,250    461,125
   975,000    82,875  165,750  248,625   331,500    414,375    497,250    580,125
 1,175,000    99,875  199,750  299,625   399,500    499,375    599,250    699,125
 1,675,000   142,375  284,750  427,125   569,500    711,875    854,250    996,625
 2,175,000   184,875  369,750  554,625   739,500    924,375  1,109,250  1,294,125
 2,675,000   227,375  454,750  682,125   909,500  1,136,875  1,364,250  1,591,625

      The amounts above are payable upon retirement between ages 62 and 65. For retirement prior to age 62, the annual annuity amounts are reduced as provided in the retirement plan. At year-end 1998, the Chief Executive Officer and the Named Executives had accumulated the years of benefit service stated (excluding additional years under the plan described in the following paragraph): Milton H. Ward, 6 years; Gerald J. Malys, 13 years; Jeffrey G. Clevenger, 6 years; Garold R. Spindler, 4 years; and Philip C. Wolf, 18 years. The Internal Revenue Code limits the benefits payable from any funded retirement plan that qualifies for federal income tax exemption. The estimated annual benefits payable upon retirement, including amounts set forth in the table above, which exceed such limits are payable from an unfunded non-qualified retirement plan.

      For certain executives designated by the Compensation and Benefits Committee who continue to work until at least age 55, an additional retirement benefit will be paid under another unfunded non-qualified retirement plan. This benefit utilizes the benefit formula under the Retirement Plan for Salaried Employees, but calculates benefit service as being equal to the lesser of (1) the difference between 30 years and the years of benefit service projected to age 62, or if older, the years of actual benefit service and (2) the years of benefit service actually earned under the Retirement Plan for Salaried Employees. Benefits under this non-qualified plan are determined without regard to any Internal Revenue Code restrictions on benefits that can be paid from a tax-qualified plan. Applying the benefit service calculation above to Milton H. Ward as of the end of his employment contract at age 68, he would be credited with an additional 8 years of service at retirement. At normal retirement (age 65), 3 of the Named Executives would be credited with the following additional years: Gerald J. Malys, 5 years; Jeffrey G. Clevenger, 8 years; and Garold R. Spindler, 13 years. Philip C. Wolf would be credited with no additional years at normal retirement. This plan provides for immediate vesting and distribution of accrued benefits in the event of a change of control, as defined in the plan.

-------------------------------------------------------------------------------

REQUIREMENTS FOR SUBMISSION OF SHAREHOLDER PROPOSALS, NOMINATION OF DIRECTORS,
                               AND OTHER MATTERS

-------------------------------------------------------------------------------
Proposals to be Included in the Proxy Statement

      All shareholder proposals to be considered for inclusion in the 2000 proxy statement and form of proxy must be submitted in writing to the Secretary of the Company at its principal executive offices by November 22, 1999. The Annual Meeting of Shareholders in 2000 is scheduled to be held on May 4.

-------------------------------------------------------------------------------
Proposals to be Presented at the Meeting

      The Company's advance notice by-law provisions require that notice of any shareholder proposal intended to be presented from the floor of the 2000 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company not later than February 7, 2000. The notice must set forth:

  1. A brief description of the business to be brought before the meeting;

  2. The name and address of the shareholder proposing such business;

  3. The class and number of shares of Common Stock beneficially owned by the shareholder; and

  4. Any material interest of the shareholder of such business.

-------------------------------------------------------------------------------
Nomination of Directors

      Under the Company's by-laws, shareholders entitled to vote generally may nominate any person for election as a director by written notice to the Secretary of the Company. Nominations must be received not later than February 7, 2000, for the 2000 Annual Meeting of Shareholders. The notice must set forth:

  1. The name and address of the nominating shareholder;

  2. A representation that the nominating shareholder is a record holder of Common Stock and the number of shares of record and beneficially owned;

  3. A representation that the nominating shareholder intends to appear in person or by proxy at the meeting to nominate each nominee;

  4. A description of all arrangements or understandings between the nominating shareholder and each nominee and any other person or persons regarding each nomination to be made. If such arrangements are made with any person or persons other than a nominee, such person or persons shall be named;

  5. The name and address of each nominee and the consent of each nominee to serve as a director; and

  6. Such other information regarding each nominee that would be required to be included in a proxy statement filed in compliance with the proxy rules of the Securities and Exchange Commission.

-------------------------------------------------------------------------------

Other Matters

      The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters properly do come before the meeting, the persons named in the accompanying proxy intend to vote on these matters in accordance with their best judgment.

-------------------------------------------------------------------------------

By order of the Board of Directors,

Philip C. Wolf
Senior Vice President, General Counsel,
and Secretary

March 12, 1999

      Cymax's Annual Report on Form 10-K filed with the Securities and Exchange Commission (without exhibits) may be obtained at no charge by any shareholder entitled to vote at the meeting who writes to: Cyprus Amax Minerals Company, c/o Corporate Communications Center Inc., 2301 N. Akard, Suite 300, Dallas, Texas 75201. Exhibits to the Form 10-K may be obtained at a cost of 25c per page by writing to: Secretary, Cyprus Amax Minerals Company, 9100 East Mineral Circle, Englewood, Colorado 80112.

-------------------------------------------------------------------------------

[MAP OF THE EXECUTIVE CONFERENCE CENTER AT INVERNESS BUSINESS PARK APPEARS HERE]

             [LOGO OF CYPRUS AMAX MINERALS COMPANY APPEARS HERE]





[RECYCLED PAPER LOGO APPEARS HERE]
Printed on recycled paper.

Please complete, sign, and return the attached card. Thank you for responding promptly.

The proxies you have designated cannot vote your shares unless you sign and return a proxy card. You are encouraged to specify your choices by marking the appropriate boxes.

If you only sign and return the attached proxy card and provide no specific voting direction, the proxies will vote your shares "FOR" Proposals 1 and 2 and "AGAINST" Proposal 3.






                         CYPRUS AMAX MINERALS COMPANY
         THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF
              THE BOARD OF DIRECTORS OR THE TRUSTEES NAMED BELOW

   The undersigned hereby appoints Milton H. Ward, Philip C. Wolf, and Dale E. Huffman, and each or any of them, the proxies and agents of the undersigned, with full power of substitution, to represent and vote in accordance with the instructions given herein all the shares of the common stock of Cyprus Amax Minerals Company (the "Company") held of record by the undersigned at the close of business on March 8, 1999, at the Annual Meeting of Shareholders of the Company to be held at the Executive Conference Center at Inverness Business Park, IHS Group Building Complex, Building C, 327 Inverness Drive South, Englewood, Colorado 80112, on May 6, 1999 at 10:00 a.m. or at any adjournment thereof, and directs the Trustees of the Company Savings Plan and Trust, the Company Thrift Plan For Bargaining Unit Employees, the Equatorial Mining North America, Inc. ("Equatorial") 401(k) Profit Sharing Plan, and the Chemetall Corporation ("Chemetall") Savings Plan (as applicable, with respect to shares of common stock held for the benefit of the undersigned) to vote in person or by proxy at such annual meeting, all shares held by or for the benefit of the undersigned. The Trustee of the Equatorial plan may or may not vote undirected shares of the Company's stock in the plan, the Trustee of the Chemetall plan will vote solely in accordance with written directions of the participants in the plan, and the Trustees of the remaining plans will vote undirected shares of the Company's stock held by them in direct proportion to the voting of shares for which instructions have been received.

   IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3 EXCEPT AS NOTED ABOVE WITH RESPECT TO THE PLANS. UNLESS AUTHORITY TO VOTE FOR NOMINEES IN PROPOSAL 1 IS WITHHELD, A VOTE FOR THE ELECTION OF DIRECTORS WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR ANY NOMINEE WHOSE NAME IS NOT LINED THROUGH ON THE REVERSE SIDE AND FOR ANOTHER NOMINEE IF ANY OF THE NAMED NOMINEES IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE.


                                              CYPRUS AMAX MINERALS COMPANY
                                              P.O. BOX 11160
                                              NEW YORK, N.Y. 10203-0160


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
                            AND AGAINST PROPOSAL 3.

(Continued, and to be dated and signed on reverse side.)


                                         Please Detach Proxy Card Here
-------------------------------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1 AND 2.

-------------------------------------------------------------------------------------------------------------------------
1. Election of Directors     FOR all nominees           WITHHOLD AUTHORITY to vote
                             listed below     [  ]      for all nominees listed below    [  ]

Nominees: Linda G. Alvarado, George S. Ansell, and Rockwell A. Schnabel. (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK FOR ABOVE AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

2. Appointment of PricewaterhouseCoopers LLP as independent accountants.     FOR  [  ]    AGAINST  [  ]    ABSTAIN  [  ]
-------------------------------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 3.

-------------------------------------------------------------------------------------------------------------------------
3. Shareholder proposal relating to an Independent
   Nominating Committee.


   FOR  [  ]   AGAINST  [  ]   ABSTAIN  [  ]
-------------------------------------------------------------------------------------------------------------------------

4. OTHER MATTERS. In their discretion, the proxies are authorized to vote upon other matters not known to the Board of Directors on March 12, 1999 that may come before the meeting and upon matters incident to the conduct of the meeting.

                                               Change of Address and/or
                                               Comments Mark Here       [  ]

                                 NOTE: Please sign exactly as name appears.
                                 Joint owners should each sign. If signing as attorney, executor, administrator, agent, trustee, or guardian, please give full title as such. If signing on behalf of a corporation, the full corporate name should be indicated and an authorized corporate officer should sign.

                                 Dated:___________________________________, 1999

                                 ______________________________________________
                                                    Signature

                                 ______________________________________________
                                          Signature (if held jointly)



                                 VOTES MUST BE INDICATED
                                 (X) IN BLACK OR BLUE INK.  [X]

PLEASE SIGN, DATE, AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                              Please Detach Here
                You Must Detach This Portion of the Proxy Card
                 Before Returning it in the Enclosed Envelope